Investigational Product Supply and Use Authorization Agreement for OT-101 U.S. Expanded Access (IPSUA)

between WideTrial and Oncotelic

This Agreement is made and entered into on September 5th, 2019 (the “Effective Date”), by and between WideTrial, Inc., a corporation headquartered at 8 The Green, Suite 8298, Dover, DE 19901 (“WideTrial) (the “Sponsor”), and Oncotelic Inc., headquartered at 29397 Agoura Rd., Ste 107, Agoura Hills, CA 91301 (“Oncotelic”) (the “Manufacturer”)(each a “Party”, collectively “Parties” to this bilateral Agreement).

WHEREAS, Manufacturer, among its other activities, is engaged in the business of developing and manufacturing its investigational therapeutic product, OT-101 (“Investigational Product”), and

WHEREAS, Sponsor and Manufacturer intend to collaborate in a U.S. Expanded Access Program for treatment use of OT-101 for 25 or more patients in pancreatic cancer and other cancers known to overexpress TGF-B2 (“USEAPOT101”, “The Expanded Access Program”, “The EAP”), and

WHEREAS, Manufacturer wishes to provide delivery of the finished Investigational Product (as defined below) to the Sponsor, at the Sponsor’s designated treatment sites, for the sole purpose of supplying the EAP, according to the terms and conditions set forth herein, and

WHEREAS, Sponsor wishes to provide data to Manufacturer relating to the Investigational Product and the EAP according to the terms and conditions set forth in two Data License Agreements.

NOW, THEREFORE, for good and valuable consideration as set forth herein, the Parties agree as follows:

1.	Definitions:

1.1	“Adverse Event” or “AE” shall mean any undesirable medical occurrence in a Subject under the treatment and which is not necessarily caused by the treatment.
1.2	“Applicable Law” means all laws, statutes, ordinances, codes, rules, and regulations that have been enacted by a Regulatory Authority in any jurisdiction relevant to the performance of the EAP and which are in force as of the Effective Date or come into force during the Term, in each case to the extent that the same are applicable to the performance by the Parties of their respective obligations under this Agreement, including, with respect to the United States, the Prescription Drug Marketing Act, the Federal Food, Drug and Cosmetics Act of 1938, as amended, the Health Insurance Portability and Accountability Act, the Federal Anti-Kickback Statute, and any applicable regulations relating to sampling practices.

1.3	“CRO” means a Contract Research Organization company who provides clinical research services for the EAP to the Sponsor.

1.4	“Designated Site” means the specific location for Investigational Product delivery to be indicated by Sponsor to Manufacturer in accordance with section 3.2

1.5	“DSUR” means Development Safety Update Report that is a required annual filing for FDA authorized clinical program involving Investigational Products.

1.6	“Expanded Access Program”, or “EAP” means an FDA-authorized clinical trial for the treatment use of the Investigational Product in patients who are not candidates to participate in any research trials for the particular Investigational Product.

1.7	“The Indication” for this Agreement shall generally refer to the indication specified in either of the two Protocols defined in 1.14 and 1.15

1.8	“Instructions for Use” or “IFU” means the Manufacturer instructions on how to use the Investigational Product to be attached hereto in within forthcoming Exhibits.

1.9	“Investigational Product” means a regulated pharmaceutical or device that is not yet approved for marketing in any population by the governing Agency of the particular country or territory of use and, for this Agreement, shall mean OT-101, a TGFB2-inhibiting antisense oligonucleotide, which is in active clinical development for use in pancreatic cancer.

1.10	“IRB” means Institutional Review Board.

1.11	“IRB Application” means any documents and action required by the IRB to obtain IRB approval.

1.12	“IRB Approval” means the written approval by the IRB of the Protocol and the EAP in the corresponding Site.

1.13	“Protocol” means either of two clinical protocols for conduct of the EAP, to be drafted and signed by the Sponsor, to be submitted to FDA and IRBs for authorizations, to be attached hereto within forthcoming Exhibits.

1.14	“Protocol 1” shall be the clinical protocol used for OT-101 treatment of patients with unresectable, gemcitabine refractory, adenocarcinoma of the pancreas (“Indication”).

1.15	“Protocol 2” shall be the clinical protocol used for OT-101 treatment of patients within a range of unresectable, refractory solid tumor cancers known to overexpress TGF-B2 – excluding gliomas (AA and GBM and other brain cancers) (“Indication, “Indications”)

1.16	“Purpose” shall have the meaning set forth in Section 2.1.

1.17	“QC” and “QA” shall mean Quality Control and Quality Assurance, respectively and refer to the testing and release specifications of the Investigational Product.

1.18	“Safety Plan” shall have the meaning set forth in Section 6.

1.19	“Serious Adverse Event” or “SAE” shall have the meaning set forth in Section 6.

1.20	“Subject” means an individual who consents to participate in the EAP.

1.21	“Territory” means the United States of America (USA or US).

1.22	“Treatment Course” or “Course of Treatment” means the full duration of treatment, up to eight (8) cycles of 96-hour infusion, as delivered according to the Protocols

1.23	“Treatment Cycle” means a single administration of the Investigational Treatment as part of a periodic round of drug administration, subject to the Protocol and the patient’s care plan, up to eight (8) cycles.

2	Subject Matter

2.1	Purpose. The Purpose of this agreement is to allow Sponsor to provide treatment with the Investigational Product for Subjects suffering from the Indication in the framework of EAP and subject to the Protocol in the Territory.

2.2	Use of Investigational Product. Manufacturer grants Sponsor a non-exclusive, non-transferable, and non-sublicensable right to use the Investigational Product in the U.S. during the Term of this Agreement for the Purpose of conducting the EAP subject to the terms of this Agreement.

2.3	No Implied License. Except for the right granted to Sponsor herein, all right, title and interest in and to the Investigational Product shall remain with Manufacturer, whether developed or conceived prior, during or after the Term of this Agreement. Except as expressly provided in this Agreement, neither Party will be deemed by this Agreement to have been granted any license or other rights to the other Party’s intellectual property rights, either expressly or by implication, estoppel or otherwise.

3	Order and Delivery

3.1	Sponsor shall issue a purchase order (“PO”) to Manufacturer for each Subject prior to subject’s beginning of Course of Treatment.

3.2	The PO shall include specific details for shipping, including address and contact person, and proposed date of treatment which shall be mutually agreed by the Parties.

3.3	Manufacturer will use its reasonable efforts to provide the Investigational Product to the Designated Site within 2 weeks from the date of the PO and before the agreed date of treatment. As early as possible, Manufacture will advise Sponsor of shipping date and expected arrival and will provide Sponsor with tracking details.

3.4	It is hereby agreed that the POs shall be submitted electronically in a format to be mutually agreed upon by both parties. Example of format is to be included within forthcoming Exhibits.

3.5	It is the responsibility of the Manufacturer to deliver the Investigational Product to the Designated Site undamaged, and all delivery costs including delivery insurance and -if necessary- import customs shall be borne by Manufacturer. Title and risk in the Investigational Product shall pass to Sponsor after acceptance by the Designated Site.

4	Manufacturer Obligations

4.1	Quality of Investigational Product. Manufacturer undertakes to supply the Investigational Product in compliance with the quality requirements and in accordance with GMP standards and Applicable Law relating to the supply, delivery manufacturing of the Investigational Product or similar products.

4.2	Training. Manufacturer shall be responsible to provide Sponsor with educational material regarding the Investigational Product, including Instructions for Use (IFU) document, as well as training to Sponsor personnel.

4.3	Regulatory documents.

4.3.1	Initial Documents Required for the Filing of Investigational New Drug (IND) Application: Manufacturer shall provide Sponsor with the following documents, in order to allow it to facilitate the successful submission of IND for EAP:

4.3.1.1	Investigator’s brochure for OT-101

4.3.1.2	Letter of Authorization for WideTrial to cross-refer to the U.S. Manufacturer’s commercial IND for OT-101

4.3.1.3	Current drafts of Protocols for any planned or authorized research trials involving OT-101

4.3.1.4	Suggested wording for the EAP informed consent form

4.3.2	Manufacturer shall provide Sponsor with all product documentation and clinical data required to support the EAP’s regulatory, clinical and IRB authorizations.

4.3.3	Manufacturer Regulatory Commitments. Manufacturer shall provide Sponsor with new versions of the Investigator’s Brochure, once they are issued by Manufacturer. Manufacturer shall notify Sponsor of any Investigational Product withdrawals, recalls or clinical hold letters from the FDA.

5	Covenant of Non-Competition

5.1	Manufacturer covenants that during the duration of this Agreement, neither Manufacturer nor any of its subsidiaries or assignees will engage (either directly or indirectly) any Activated Designated Sites in relation to any OT-101 Expanded Access Program sponsored by any party other than WideTrial, as contemplated by this Agreement. Manufacturer is free to conduct its clinical trials across any sites it so desired so long as it is not engaging these sites for the sole purpose of Expanded Access Program.

5.2	For purposes of above, an Activated Designated Site shall mean a health care provider who has signed WideTrial’s EAP Site Agreement for the conduct of WideTrial’s US Expanded Access Program for OT-101.

6	Sponsor Obligations

6.1	Sponsor shall be the official sponsor of record of the EAP and will assume all sponsor responsibilities defined in section 21 of the U.S. Code of Federal Regulations and ICH-GCP.

6.2	Regulatory Requirements.

6.2.1	Sponsor shall be responsible for compliance with regulatory requirements pertaining to the following:

6.2.1.1	Filing of Intermediate-Population IND (EAP IND) and all components;

6.2.1.2	Annual FDA Reporting

6.2.1.3	Investigator and site-level agreements

6.2.1.4	IRB submissions and follow-up

6.2.1.5	NIH submission for ClinicalTrials.Gov

6.2.1.6	Site coordination and monitoring

6.2.1.7	Adverse events monitoring and reporting

6.2.1.8	Any misconducts / misuse of the investigational product

6.2.1.9	Return and/or destruction of unused investigational product

6.2.2	Sponsor shall notify Manufacturer of any clinical hold letter from the FDA on the Investigational Product notifications of audits/inspections and audits/inspections reports.

6.3	Use of Investigational Product. The Sponsor undertakes to use the Investigational Product and to cause any third parties acting on its behalf including but not limited to CRO, institution and investigators who will conduct the EAP to use the Investigational Product (i) solely for the Purpose; (ii) in accordance with the terms of the EAP Protocols; (iii) in accordance with the IFU (iv) in accordance with the terms of this Agreement; (v) in strict compliance with Applicable Law. Sponsor is not responsible for any acts of non-compliance on the part of the Manufacturer or its affiliates or agents.

6.4	Investigational Product Handling. Sponsor shall be responsible for compliance with Manufacturer’s procedures for the storage, handling, delivery methods, and disposition, of the Investigational Product from the time of transfer from Manufacturer to the Designated Site until completion of use of such Investigational Product.

6.5	Training. Sponsor undertakes to train the CRO, institution, investigators and any other relevant third party that will use and/or otherwise administrate the Investigational Product and the EAP in accordance with the training given to it by Manufacturer in accordance to section 4.2.

6.6	Medical Oversight. Sponsor shall be responsible for medical data review for the purpose of monitoring Subjects’ safety and ensuring medical data consistency and integrity. Sponsor shall be responsible for the conduct of the clinical trial per ICH guideline including insuring that investigator is trained in GCP and full complied with GCP guideline.

7	Safety

7.1	Each Party agrees to immediately inform the other Party of all new known and suspected Serious Adverse Events (SAEs) and suspected, unexpected serious adverse reactions (SUSARs) arising in its ongoing clinical programs for OT-101 human use, in a timeframe and breadth that allows compliant regulatory reporting by each Party under its own IND, as detailed in the forthcoming Safety Plan.

7.2	Sponsor shall appoint a medical monitor and arrange additional resources as necessary to meet all requirements for safety event reporting and escalation.

7.3	Sponsor shall be responsible for the surveillance, receipt, evaluation, and reporting of Adverse Events in the EAP.

7.4	Sponsor shall provide Manufacturer with regular transcripts of its AE log, to be included in Manufacturer’s end-of-year compilation and filing of DSUR.

7.5	Manufacturer shall provide Sponsor an exact copy of its submitted DSUR, which Sponsor shall submit under its own IND.

7.6	Sponsor to provide Manufacturer an exact copy of its submitted DSUR

7.7	Sponsor and Manufacturer shall mutually establish and agree upon a Safety Plan, setting forth a process of compliance with Applicable Law and both Parties’ obligations related to Adverse Event responsibilities for the Investigational Product as well procedures for sharing information between the Parties regarding Adverse Events. Safety Plan documentation shall be included in forthcoming Exhibits.

7.8	Manufacturer shall be responsible for reporting to Sponsor of all safety expedited reports and changes to the benefit-risk analysis arising in other clinical programs of the Investigational Product for the Indication, per timeline agreed in the Safety Plan.

7.9	Parties shall (a) notify each other of any safety-related regulatory inquiries, request of information or regulatory communication from FDA relating to the safety of OT-101 and (b) provide copies of the regulatory correspondence within two (2) business days of receipt.

7.10	Each Party agrees to provide support with respect to any actual or potential regulatory action, and will supply all necessary information as is reasonable to resolve the issue.

8	Control

8.1	All key documentation and regulatory filings will be subject to Manufacturer review approval, which approval shall not be unreasonably withheld, unless otherwise subject to legal reporting requirements, in which case such approval is not required.

8.2	EAP Steering Committee.

8.2.1	The Parties desire to establish a joint steering committee (the “EAP Steering Committee”) which shall oversee the Parties’ activities under this Agreement and facilitate communications between the Parties.

8.2.2	The EAP Steering Committee shall consist of at least one appointee from Sponsor, the rest will be appointees of Manufacturer and may include people who are unaffiliated with the Parties (e.g. investigator, bioethicists), at Manufacturer’s sole discretion.

8.2.3	The EAP Steering Committee shall meet (including by teleconference) on a monthly basis, or as agreed by its members.

8.2.4	Day to day operations will be run by Sponsor staff members and agents. Sponsor shall consult with the EAP Steering Committee on key decisions and developments.

9	Representation and Warranties

9.1	Mutual Representations. Each of the Parties represents, warrants and covenants to the other that: (a) it is a corporation duly incorporated, validly existing and in good standing; (b) it has taken all necessary actions on its part to authorize the execution, delivery and performance of the obligations undertaken in this Agreement, and no other corporate actions are necessary with respect thereto; (c) it is not a party to any agreement or understanding and knows of no law or regulation that would prohibit it from entering into and performing this Agreement; (d) when executed and delivered by it, this Agreement will constitute a legal, valid and binding obligation of it, enforceable against it in accordance with this Agreement’s terms;

9.2	Mutual Warranties. Each Party represents and warrants to each other that (a) it will perform its obligations hereunder and will, to the best of its abilities, cause any other third party working on its to perform their obligations in accordance with the terms of this Agreement and the Protocol (b) it complies with and will comply and perform its obligations hereunder in accordance with Applicable Law, industry standards, guidance or industry code of practice, and recognized applicable international and ethical principles including ICH GCP in force from time to time; (c) to the best of its knowledge performance of its obligations hereunder will not infringe or violate the rights of any third party including but not limited to property, contractual, employment, trademark, trade secrets, copyright, patent, proprietary information and non-disclosure rights; (d) it will not enter into any other agreements which would interfere or prevent performance of the obligations described herein. and (e) it is not debarred or, to the best of its knowledge, proposed for debarment under 21 U.S.C. § 335(a), or otherwise subject to any restrictions or sanctions by the United States Food and Drug Administration (a “Debarred Person”) Sponsor undertakes to immediately inform Manufacturer on any Debarred Person according to this section.

10	Confidentiality

10.1	All Confidential Information (as hereinafter defined) of the Sponsor, Manufacturer (or other parties whose Confidential Information that either Party has in its possession under obligations of confidentiality) shall be held in trust and strict confidence and, except as may be authorized in writing, shall not be used for any purpose other than for the Purpose of this Agreement and shall not be disclosed to any person, association, company, entity or other organization.

10.2	For purposes of this Agreement, “Confidential Information” shall include, without limitation, information of either Party (including information of any affiliate of either Party) that is treated by the Party as confidential or is subject to an obligation of the Party to treat such information as confidential, whether such obligation is contractual or arises by operation of law, including without limitation, this Agreement, the Protocol, Clinical Data and Reports, and deliverables made in connection with this Agreement.

11	Consideration

11.1	In consideration for the provision of the Investigational Product, Sponsor shall pay to Manufacturer a fixed price of USD 5000 per patient per Course of Treatment which will include Supply for up to eight (8) cycles of treatment at dosage prescribed in the applicable Protocol.

11.2	The payment shall be due within 30 days from the receipt of the Investigational Product at the Designated Site for the patient’s first Treatment Cycle within the Course of Treatment.

12	Market Entrance

12.1	In the case of State level market approval of OT-101, either Party has the right to suspend enrollment of new patients in the Expanded Access program in the particular State. In such event, existing EAP participants in the State may complete their Course of Treatment in the EAP, but may -at the discretion of either Party to this Agreement- be denied subsequent Courses of Treatment within the EAP. No provision of this Agreement shall impede the Manufacturer from recovering reimbursement from payers at full market price.

13	Liability

13.1	The Sponsor shall be liable for the communication, coordination and reporting among all parties involved in the conduct of the EAP.

13.2	Sponsor is required to maintain adequate clinical trial insurance for the clinical trials

13.3	The Sponsor makes no claims to any party regarding the safety or effectiveness of the Investigational Product, and therefore, with respect to Manufacturer or other parties, assumes no liability for product design.

13.4	The Manufacturer shall be liable for the purity, quality, and stability of the Investigational Product that is delivered to the Designated Sites for use in the EAP.

13.5	Exclusion of Liability. Subject to the indemnification obligations set forth in Section 13 in no event shall either Party be liable (including without limitation, contract, and tort liability) for any indirect, incidental, punitive, exemplary, special or consequential damages, loss of profit, or costs of substitute services suffered by the other Party or any third party, however caused, regardless of the theory of liability, whether in contract, tort, product liability or otherwise.

14	Indemnification

14.1	Manufacturer Indemnification: Manufacturer shall hold harmless, indemnify, and defend Sponsor from and against any claim, liability, loss, damage or expense, including, without limitation, reasonable attorneys’ fees (“collectively: “Loss”), arising out of any third party claim resulting from the use of the Investigational Product, provided that Manufacturer’s obligation to hold harmless, indemnify and defend as aforesaid shall be proportionately reduced and shall not apply to the extent that such Loss is the result of Sponsor act of fraud, negligence or willful misconduct or breach of Applicable Law, and further provided that Manufacturer is notified in writing as soon as practicable under the circumstances of any complaint or claim potentially subject to indemnification and has full control of any disposition or settlement of such claim, and Sponsor and everyone on its behalf has fully cooperated with Manufacturer regarding such disposition or settlement; provided however that Manufacturer shall not dispose or settle any claim admitting liability on the part of Sponsor without its prior consent, which consent shall not be unreasonably withheld.

14.2	Sponsor Indemnification. The Sponsor shall hold harmless, indemnify, and defend Manufacturer for any Loss arising out of: (i) Sponsor’s own or any of its representatives’ or agents’ act of fraud, negligence, or willful misconduct, (ii) breach of this Agreement; (iii) failure to conduct the EAP in accordance with the Protocol; (iv) breach of Applicable Law or regulation, provided that Sponsor’s obligation to hold harmless, indemnify and defend as aforesaid shall be proportionately reduced and shall not apply to the extent that such Loss is the result of Manufacturer’s act of fraud, negligence or willful misconduct or breach of Applicable Law, and further provided that the Sponsor is notified in writing as soon as practicable under the circumstances of any complaint or claim and has full control of any disposition or settlement of such claim, and Manufacturer and everyone on its behalf has fully cooperated with the Sponsor regarding such disposition or settlement; provided however that the Sponsor shall not dispose or settle any claim admitting liability on the part of Manufacturer without its prior consent, which consent shall not be unreasonably withheld.

14.3	Patient Release of Liability Regarding Expected Safety and Efficacy. Patients and physicians participating in the Expanded Access program shall be required to acknowledge the investigational nature of the treatment provided. Patients will provide written acknowledgement that no claim of efficacy or safety is made by Sponsor or Manufacturer and that Sponsor and Manufacturer are released from liability relating to any such perceived claims.

15	Insurance

15.1	Manufacturer shall maintain commercially reasonable insurance with coverage appropriate for its respective obligations hereunder with limits of at least $3,000,000 per occurrence and $5,000,000 in the aggregate.

15.2	The Sponsor shall maintain for the duration of the Study and thereafter for such period as is commercially reasonable clinical trial liability insurance, with limits of at least $3,000,000 per occurrence and $5,000,000 in the aggregate. Sponsor’s clinical trials insurance shall include Manufacturer as additional insured.

16	Independent Contractor Relationship

The Parties are independent contractors. Nothing in this Agreement shall be construed to create the relationship of partners, joint ventures, or employer and employee between the Parties. Neither party, nor its employees, or independent contractors will have authority to act on behalf of or bind the other party in any manner whatsoever unless otherwise authorized in this Agreement or in a separate amendment signed by both Parties.

17	Term & Termination

17.1	The Term of this Agreement shall commence on the Effective Date of this Agreement and shall continue until the New Drug Application (NDA) for the study population is granted.

17.2	Notwithstanding the provision of Section 17.1 above, either Party may terminate this Agreement early in the event of any of the following:

17.2.1	Mutual consent

17.2.2	Safety or compliance issues expressed via:

17.2.2.1	Regulatory hold

17.2.2.2	Internal determination of safety-related cause for termination or suspension of the EAP

17.2.3	Supply interruption, resulting in either:

17.2.3.1	Order fulfillment delay of 3 months or greater, after enrollment has begun, or

17.2.3.2	A known supply holdup of 6 months or greater.

17.2.4	Termination for material breach of IPSUA. Either Party may terminate this Agreement by written notice at a date set in the notice (allowing at least thirty (30) days for cure) in the event of a material breach of this Agreement by the other Party; provided that the breaching Party fails to cure such breach within thirty (30) days from the date of such notice.

17.2.5	Termination for material breach of Data License. Either Party may terminate this Agreement by written notice at a date sent in the notice (allowing at least thirty (30) days for cure) in the event of a material breach of Agreement for Delivery and Licensed Use of Data Generated from OT-101 U.S. Expanded Access (“Data License 1”) by the other Party; provided that the breaching Party fails to cure such breach within thirty (30) days from the date of such notice.

17.2.6	Insolvency. If either Party shall become insolvent or shall make or seek to make an arrangement with, or an assignment for the benefit of creditors, or if proceedings in voluntary or involuntary bankruptcy shall be instituted by, on behalf of or against such Party, or if a receiver or trustee of such Party’s assets shall be appointed, or bankruptcy proceedings begin, the other Party may terminate this Agreement, as may be permitted by the applicable laws, with immediate effect.

17.3	Obligations after Termination and Wind-Down Activities. Upon notification of termination, the Parties agree to cooperate with each other to ensure an orderly wind-down of the Services and discharge of their respective obligations under this Agreement and applicable Law (“Wind-Down Activities”):

17.4	Subject to Applicable Law, upon the termination of the Agreement as provided above, the Sponsor will discontinue its use of the Investigational Product and will, upon direction from Manufacturer, return or destroy any remaining Investigational Product.

17.5	Survival. Sections 7, 10, 11, 13, 14, 15, 16, 17, 19, and 20 shall survive the termination of this Agreement howsoever caused.

18	Notices

Any notice or other communication required or permitted under this Agreement will be in writing and will be deemed given as of the date it is: (a) delivered by hand; (b) by electronic mail within on business day after such notice has been sent or (b) received, after it was sent, shipping prepaid, return receipt requested, by national courier service, to the party at the address listed below or subsequently specified in writing:

As to Sponsor: WideTrial Inc. 8 The Green, Suite 8298 Dover, DE. 19901 Attn: Jess Rabourn Telephone: (415) 637-4774 Email: jess.rabourn@widetrial.com	As to Manufacturer: Oncotelic Inc. 29397 Agoura Road, Ste 107 Agoura Hills, CA 91301 Attn: Vuong Trieu Telephone: (818-575-9560 Email: vtrieu@oncotelic.com

19	Force Majeure

19.1	No Party shall be considered to be in breach of this Agreement if it is prevented from fulfilling its obligations under this Agreement by Force Majeure, if instructed by regulatory or by law, or as a matter of safety.

19.2	Each Party will notify the other Party of any Force Majeure without undue delay.

20	Governing Law and Venue

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, U.S.A without regard for conflict of laws principles. The Parties consent to the exclusive jurisdiction and venue of the competent courts in Delaware, U.S.A.

21	Miscellaneous

21.1	Assignment. Neither party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other party. Any attempt to assign without compliance with this provision shall be void.

21.2	Entire Agreement. This Agreement, with all forthcoming Exhibits, in conjunction with the two Data License Agreements constitute the entire Agreement and understanding between the parties. It supersedes all prior discussions (whether oral or written) between the parties with regards to the subject matter, and neither party will be bound by conditions, definitions, warranties, understandings, or representations concerning such subject matter except as provided in this Agreement. This Agreement can only be modified by written Agreement duly signed by persons authorized to sign Agreements on behalf of both Manufacturer and Sponsor. In the event of any inconsistency between the terms of this Agreement and any attached Exhibits, the terms of this Agreement will prevail.

21.3	Waiver. The failure of a party in any instance to insist upon the strict performance of the terms of this Agreement will not be construed to be a waiver or relinquishment of any of the terms of this Agreement, either at the time of the party’s failure to insist upon strict performance or at any time in the future, and such terms will continue in full force and effect. All waivers of the terms of this Agreement shall be in writing.

21.4	Severability. Each clause of this Agreement is a distinct and severable clause and if any clause is deemed illegal, void or unenforceable, the validity, legality or enforceability of any other clause or portion of this Agreement will not be affected thereby.

21.5	Titles. All titles and articles headings contained in this Agreement are inserted only as a matter of convenience and reference. They do not define, limit, extend or describe the scope of this Agreement or the intent of any of its provisions.

The undersigned have executed this Agreement as of the day and year noted below.

Oncotelic Inc.		WideTrial Inc.

Signature:	/s/Vuong Trieu	Signature:	/s/Jess Rabourn

Name:	Vuong Trieu	Name:	Jess Rabourn

Title:	CEO	Title:	CEO

Date:	9/5/2019	Date:	9/5/2019